Exhibit 107

Calculation of Filing Fee Tables
Schedule TO-T
(Rule 14d-100)
PFSWEB, INC.
(Name of Subject Company (Issuer))
PEREGRINE MERGERSUB I, INC.
a wholly owned subsidiary of
GXO LOGISTICS, INC.
(Names of Filing Persons (Offerors))
Table 1-Transaction Valuation
	Transaction		Amount of
	Valuation*	Fee Rate	Filing Fee**

Fees to Be Paid	$181,409,875.74	0.00011020	$19,991.37
Fees Previously Paid	$0		$0
Total Transaction Valuation	$
Total Fees Due for Filing			$19,991.37
Total Fees Previously Paid			$0
Total Fee Offsets			$0
Net Fee Due			$19,991.37

*
Estimated solely for purposes of calculating the filing fee.  This calculation is based on the offer to purchase any and all of the outstanding shares of common stock, par value $0.001 per share, of PFSweb, Inc. (“PFSweb” and such shares, “Shares”) at a purchase price of $7.50 per Share, in cash, without interest and less any applicable withholding taxes (the “Offer Price”) and, as of September 20, 2023 (the most recent practicable date), is the sum of: (i) 22,760,530 Shares that are issued and outstanding, multiplied by the Offer Price, (ii) outstanding and unexercised options, whether or not vested or exercisable, and which have a per share exercise price that is less than the Offer Price, representing the right to purchase (subject to the terms thereof) an aggregate of 101,662 Shares at a weighted average exercise price of $4.98, multiplied by the Offer Price minus the weighted average exercise price of such options, (iii) 573,577 Shares subject to outstanding PFSweb deferred stock units, whether or not vested,  multiplied by the Offer Price, and (iv) 819,718 Shares subject to other PFSweb stock-based awards (including restricted stock unit awards and performance-based restricted stock unit awards), whether or not vested, multiplied by the Offer Price.

**
The filing fee was calculated in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, and Fee Rate Advisory No. 1 for Fiscal Year 2023 beginning on October 1, 2022, issued August 26, 2022, by multiplying the transaction value by 0.00011020.